Exhibit 10.8

PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement (the “Agreement”), dated effective January 22, 2003, is by and between Valero Energy Corporation, a Delaware corporation (“Valero”), and Curtis V. Anastasio, a participant (the “Participant”) in Valero’s 2001 Executive Stock Incentive Plan, approved by the Board of Directors of Valero on March 15, 2001, and approved by Valero’s stockholders on May 10, 2001 (as may be amended, the “Plan”), pursuant to and subject to the provisions of the Plan.

1.	Grant of Performance Shares. Valero hereby grants to Participant 2,000 Performance Shares pursuant to Section 6(d) of the Plan. The Performance Shares represent rights to receive shares of Common Stock of Valero, subject to the terms and conditions of this Agreement and the Plan.

2.	Performance Period. Except as provided below with respect to a Change of Control (as defined in the Plan), the “Performance Period” for any Performance Shares eligible to vest on any given Normal Vesting Date (as defined below) shall be the three calendar years ending on the December 31 immediately preceding the Normal Vesting Date.

3.	Vesting and Delivery of Shares. The Performance Shares shall be eligible to vest in the following increments: one-third on January 22, 2004; one-third on January 22, 2005; and one-third on January 22, 2006 (each a “Normal Vesting Date”), subject to verification of attainment of the Performance Objectives described in Paragraph 4 by the Compensation Committee of the Valero Board of Directors, which determination is usually made each year at a meeting of the Compensation Committee of the Board held in January. Until shares of Common Stock are actually issued to Participant (or his or her estate) in settlement of the Performance Shares, neither Participant nor any person claiming by, through or under Participant shall have any rights as a stockholder of Valero (including, without limitation, voting rights or any right to receive dividends or other distributions) with respect to such shares, and Participant’s status with respect to the issuance of such shares shall be that of a general creditor of Valero.

4.	Performance Objectives.

A.	Total Shareholder Return. Total Shareholder Return (“TSR”) will be compiled for a peer group of companies (the “Target Group”) for the Performance Period immediately preceding each Normal Vesting Date. TSR for each such company is measured by dividing the sum of (i) the dividends on the common stock of such company during the Performance Period, assuming dividend reinvestment, and (ii) the difference between the price of a share of such company’s common stock at the end and at the beginning of the period (appropriately adjusted for any stock dividend, stock split, spin-off, merger or other similar corporate events) by (iii) the price of a share of such company’s common stock at the beginning of the period.

B.	Target Group. The applicable Target Group shall be selected by the Compensation Committee of the Board of Directors of Valero, acting in its sole discretion, at or near the time of each Normal Vesting Date. The same Target Group shall be utilized to determine the number of Performance Shares vesting under all Performance Award Agreements of Valero having a similar Normal Vesting Date, but the decision of the Compensation Committee as to the composition of such Target Group shall be final.

C.	Performance Ranking. The TSR for the Performance Period for Valero and each company in the Target Group shall be arranged by rank from best to worst according to the TSR achieved by each company. The total number of companies so ranked shall then be divided into four groups (“Quartiles”). For purposes of assigning companies to Quartiles (with the 1st Quartile being the best and the 4th Quartile being the worst), the total number of companies ranked (including Valero) shall be divided into four groups as nearly equal in number as possible. The number of companies in each group shall be the total number contained in the Target Group divided by four. If the total number of companies is not evenly divisible by four, so that there is a fraction contained in such quotient, the extra company(ies) represented by such fraction will be included in one or more Quartiles as follows:

Fraction	Extra Company(ies)
1/4	1st Quartile

1/2	1st Quartile
2nd Quartile

3/4	1st Quartile
2nd Quartile
3rd Quartile

Any performance shares not awarded as shares of Common Stock as a result of a ranking in the 3rd or 4th Quartile will carry forward for one more Performance Period; up to 100% of the Performance Shares carried forward may be awarded based on Valero’s TSR during the next Performance Period, provided, that if any Performance Shares are carried forward due to a ranking in the 3rd Quartile, no such shares shall be awarded unless Valero’s TSR in the subsequent period is in the 2nd or 1st Quartile.

D.	Vesting Percentages. The number of shares of Common Stock, if any, that Participant will be entitled to receive in settlement of the vested Performance Shares will be determined on each Normal Vesting Date and, subject to the provisions of the Plan and this Agreement, on such Normal Vesting Date, the following percentage of the vested Performance Shares will be awarded as shares of Common Stock to the Participant if Valero’s TSR during the Performance Period falls within the following ranges:

Valero TSR Position	Percent of vested Performance Shares to be awarded as Shares of Common Stock
4th Quartile	0%
3rd Quartile	50%
2nd Quartile	100%
1st Quartile	150%

If Valero’s TSR is the highest achieved in the 1st Quartile for the Performance Period, Participant shall be awarded a number of shares of Common Stock equal to 200% of the Performance Shares that vested during the Performance Period.

5.

Termination of Employment. Except for a Change of Control (described below), if Participant’s employment is voluntarily terminated by the Participant (other than through retirement, death or disability), or is terminated by Valero for “cause” (as defined pursuant to the Plan), then (a) those Performance Shares that have not vested or been forfeited, and for which a Normal Vesting Date occurs on or before the 30th day following the date of such termination, may be awarded as shares of Common Stock on such Normal Vesting Date in accordance with Paragraph 4 hereof, and (b) any such Performance Shares for which a Normal Vesting Date does not occur within such 30-day period, or that are not otherwise awarded as shares of Common Stock on a Normal Vesting Date as a result of the application of Paragraph 4, shall thereupon be forfeited. Except for a Change of Control, if a Participant’s employment is terminated through retirement, death, or disability, or by Valero other than for cause (as determined pursuant to the Plan), then (x) those Performance Shares that have not theretofore vested or been forfeited, and for which a Normal Vesting Date occurs on or before the 90th day following the date of such termination, shall be subject to vesting on such Normal Vesting Date in accordance with Paragraph 4 hereof, and (y) any such Performance Shares for which such a Normal Vesting Date does not occur within such 90-day period, or which otherwise do not vest on a Normal Vesting Date as a result of application of Paragraph 4, shall thereupon be forfeited.

6.	Change of Control. If a Change of Control occurs with respect to Valero, then each Performance Period with respect to any Performance Shares that have not vested or been forfeited shall be terminated effective as of the date of such Change of Control (a “Change of Control Vesting Date”); the TSR for Valero and for each company in the Target Group shall be determined for each such shortened Performance Period and the percentage of Performance Shares to be received by the Participant for each such Performance Period shall be determined in accordance with Paragraph 4. For purposes of determining the number of Performance Shares to be received as of any Change of Control Vesting Date, the Target Group as most recently determined by the Compensation Committee prior to the date of the Change of Control shall be used.

7.	Plan Incorporated by Reference. The Plan is incorporated into this Agreement by this reference and is made a part hereof for all purposes. Capitalized terms not otherwise defined in this Agreement shall have the meaning specified in the Plan.

8.	Limitation of Rights of Participant. With respect to any Performance Shares, the Participant shall not have any rights that are not expressly conferred by the Plan and this Agreement or any other Performance Award Agreement between Valero and the Participant.

9.	No Assignment. This Agreement and the Participant’s interest in the Performance Shares granted by this Agreement are of a personal nature, and, except as expressly permitted under the Plan, Participant’s rights with respect thereto may not be sold, mortgaged, pledged, assigned, transferred, conveyed or disposed of in any manner by Participant, except by an executor or beneficiary pursuant to a will or pursuant to the laws of descent and distribution. Any such attempted sale, mortgage, pledge, assignment, transfer, conveyance or disposition shall be void, and Valero shall not be bound thereby.

10.	Successors. This Agreement shall be binding upon any successors of Valero and upon the beneficiaries, legatees, heirs, administrators, executors, legal representatives, successors and permitted assigns of Participant.

VALERO ENERGY CORPORATION

By:	/s/ KEITH D. BOOKE

Keith D. Booke, Executive Vice President and Chief Administrative Officer

/s/ CURTIS V. ANASTASIO

Curtis V. Anastasio, Participant